Exhibit 99.1

AeroVironment Announces Joint Venture and Solar High-Altitude Long-Endurance Unmanned Aircraft System Development Program

•                  Joint venture to fund development and production of solar-powered high-altitude unmanned aircraft systems

•                  AeroVironment to design and develop solar aircraft and ground control stations for flight testing and certification

•                  Net value of development contract is $65 million

MONROVIA, Calif., Jan. 3, 2018 — AeroVironment, Inc. (NASDAQ: AVAV), a global leader in unmanned aircraft systems (UAS) for both defense and commercial applications, today announced the formation of a joint venture to develop solar-powered high-altitude long-endurance, or HALE, UAS for commercial operations.  This category of UAS is also referred to as high-altitude pseudo-satellites, or HAPS.  The joint venture will fund the development program up to a net maximum value of $65,011,481.

The joint venture, HAPSMobile, Inc., is a Japanese corporation that is 95 percent funded and owned by Japan-based telecommunications operator SoftBank Corp. and 5 percent funded and owned by AeroVironment, Inc.  AeroVironment is committed to contribute $5 million in capital for its 5 percent ownership of the joint venture, and has an option to increase its ownership stake in HAPSMobile up to 19 percent at the same cost basis as its initial 5 percent purchase.

“This is a historic moment for AeroVironment.  For many years, we have fully understood the incredible value high-altitude, long-endurance unmanned aircraft platforms could deliver to countless organizations and millions of people around the world through remote sensing and last mile, next generation IoT connectivity,” said Wahid Nawabi, AeroVironment chief executive officer.  “We were searching for the right strategic partner to pursue this very large global opportunity with us.  Now we believe we are extremely well-positioned to build on the decades of successful development we have performed to translate our solar UAS innovations into long-term value through HAPSMobile, Inc.  Our entire team is excited, and we look forward to transforming this strategic growth opportunity into reality.”

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AeroVironment pioneered the concept of high-altitude solar-powered UAS in the 1980s, and developed and demonstrated multiple systems for NASA’s Environmental Research Aircraft and Sensor Technology, or ERAST program, in the late 1990s and early 2000s.  In August 2001, the AeroVironment Helios prototype reached an altitude of 96,863 feet, setting the world-record for sustained horizontal flight by a winged aircraft.  In 2002, the AeroVironment Pathfinder Plus prototype performed the world’s first UAS telecommunications demonstrations at 65,000 feet by providing high-definition television (HDTV) signals, third-generation (3G) mobile voice, video and data and high-speed internet connectivity.  Multiple United States government agencies funded the development of the hybrid-electric Global Observer unmanned aircraft system from 2007 through 2011.  Global Observer represents a solution for extended operation over high Northern and Southern latitudes during local winters, when the sun’s energy is insufficient to maintain continuous solar aircraft operation at high altitude.

SoftBank Corp. and AeroVironment, Inc. have agreed to license certain background intellectual properties to HAPSMobile, which will own the newly developed UAS intellectual property and possess exclusive rights for commercial applications globally, and non-commercial applications in Japan.  AeroVironment will possess exclusive rights to the resulting intellectual property for certain non-commercial applications, except in Japan.  AeroVironment will also possess exclusive rights to design and manufacture all such aircraft in the future for HAPSMobile, subject to the terms of the Joint Venture Agreement.

For additional information, please see AeroVironment’s Form 8-K, filed with the Securities and Exchange Commission on January 3, 2018.

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About AeroVironment

AeroVironment (NASDAQ: AVAV) provides customers with more actionable intelligence so they can proceed with certainty.  Based in California, AeroVironment is a global leader in unmanned aircraft systems, tactical missile systems and electric vehicle charging and test systems, and serves militaries, government agencies, businesses and consumers. For more information visit www.avinc.com.

Safe Harbor Statement

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; availability of U.S. government funding for defense procurement and R&D programs; changes in the timing and/or amount of government spending; risks related to our international business, including compliance with export control laws; potential need for changes in our long-term strategy in response to future developments; unexpected technical and marketing difficulties inherent in major research and product development efforts; changes in the supply and/or demand and/or prices for our products and services; the activities of competitors and increased competition; failure of the markets in which we operate to grow; failure to remain a

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market innovator and create new market opportunities; changes in significant operating expenses, including components and raw materials; failure to develop new products; the extensive regulatory requirements governing our contracts with the U.S. government; product liability, infringement and other claims; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

AeroVironment, Inc.

Steven Gitlin

+1 (626) 357-9983

pr@avinc.com

Mark Boyer

For AeroVironment, Inc.

+1 (310) 229-5956

mark@boyersyndicate.com

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